Exhibit 10.4

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated as of May 27, 2008, is entered into by and between Robert Metz (“Metz”) and PRIMEDIA Inc. (together with its subsidiaries and affiliates, “PRIMEDIA”) (which, together with its successors, subsidiaries, officers, and directors (as of the date of this Agreement), are collectively referred to as the “Beneficiaries”).

WHEREAS, PRIMEDIA and Metz entered into a letter agreement regarding Metz’s employment with Consumer Source Holdings Inc. (formerly known as Haas Publishing Companies, Inc.), a subsidiary of PRIMEDIA, dated March 10, 2005 (the “Employment Letter Agreement”); and

WHEREAS, Metz’s employment with PRIMEDIA terminated, effective April 25, 2008 (the “Termination Date”), and is being treated as a termination without cause for purposes of the Employment Letter Agreement; and

WHEREAS, the Employment Letter Agreement requires that Metz enter into a separation and release agreement in the form customarily used by PRIMEDIA; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Metz and PRIMEDIA, on behalf of all the Beneficiaries, agree as follows:

1.	TERMINATION OF EMPLOYMENT.

Effective as of the Termination Date, Metz resigned from all positions held with PRIMEDIA, including all positions on the board of directors of PRIMEDIA and any committees thereof. The parties acknowledge that as of the Termination Date Metz incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2.	PAYMENTS AND BENEFITS

2.1 Payments. In accordance with the terms of the Employment Letter Agreement, subject in each case to the expiration of the Revocation Period (as defined in Section 3.2 below), PRIMEDIA will pay to Metz the amounts specified in this Section in consideration for Metz entering into this Agreement, specifically including the General Release (as described in Section 3 below) and other restrictive covenants identified herein:

(a) Base Salary Severance Payments. By no later than the sixtieth (60th) day following the Termination Date, PRIMEDIA will commence payment to Metz an aggregate amount equal to $787,500.00, which amount shall be payable in substantially equal bi-weekly installments, in accordance with PRIMEDIA’s regularly scheduled payroll dates, during the eighteen month period following the Termination Date, which amount represents eighteen months of Metz’s base salary at the annual rate in effect on the Termination Date ($525,000). For the avoidance of doubt, each bi-weekly payment referenced herein constitutes a separate payment for purposes of Section 409A.

(b) 2008 Pro Rata LTP Bonus Payment. PRIMEDIA will pay to Metz, in a lump sum, and in lieu of a prorated portion of the amount of the LTP bonus that would have been payable to Metz under the Long Term Compensation Program (the “LTCP”) in respect of 2008 if he had remained employed with PRIMEDIA through December 31, 2008 (the “LTP Bonus”), an aggregate amount equal to $74,155.00 (the “Pro Rata Bonus Amount”). PRIMEDIA will pay to Metz the Pro Rata Bonus Amount in calendar year 2009, but in no event later than March 31, 2009.

(c) Target Bonus Severance Payment. PRIMEDIA will pay to Metz, in a lump sum, an amount equal to $551,250.00, which amount represents the product of (x) 1.5 and (y) Metz’s target PRIMEDIA Executive Incentive Compensation Plan (the “EICP”) bonus as of the end of calendar year 2008 (equal to 70% of his annual rate of base salary as of the end of 2008). PRIMEDIA will pay to Metz this amount in calendar year 2009, but in no event later than April 15, 2009. Any other bonuses otherwise payable to Metz under the EICP in respect of any completed calendar years that remain unpaid as of the Termination Date shall be paid in full in accordance with the EICP.

2.2 Equity

(a) Stock Option. With respect to the outstanding options to purchase shares of common stock of PRIMEDIA (“Stock”) held by Metz as of the date hereof (the “Options”) that were granted to Metz prior to December 31, 2004, notwithstanding the provisions of any of the option award agreements pursuant to which Metz was granted such Options (as amended, if applicable, the “Option Agreements”), effective as of the Termination Date: (a) all of the Options that have not already vested as of the Termination Date shall remain outstanding and become vested on the last day of the eighteen month period following the Termination Date (the “Delayed Vesting Date”) and (b) all such Options shall thereafter be exercisable until the later of (i) the date such Options would have expired if they had been exercisable immediately following the Termination Date pursuant to the terms of the Option Agreements as in effect prior to the date of this Agreement and (ii) thirty (30) days after the Delayed Vesting Date. Except as set forth specifically herein, nothing in this Section 2.2(a) shall be construed to amend, alter, revise or change any other terms or conditions of the applicable Option Agreements (including, without limitation, PRIMEDIA’s right, in its sole discretion to accelerate the vesting of the Options and otherwise terminate such Options pursuant to the applicable PRIMEDIA Stock incentive plan under which the Options were granted).

(b) Restricted Stock. With respect to the restricted shares of Stock held by Metz as of the date hereof (the “Restricted Stock”) that were granted to Metz prior to December 31, 2004 and subject to Section 2.4 below, notwithstanding the provisions of any of the restricted stock award agreements pursuant to which Metz was granted such Restricted Stock (as amended, if applicable, the “Restricted Stock Agreements”), effective as of the Termination Date: the shares of such Restricted Stock that have not already vested as of the Termination Date shall remain outstanding and become vested on the Delayed Vesting Date (or such earlier date to which such vesting may be accelerated by PRIMEDIA in its sole discretion under the applicable PRIMEDIA Stock incentive plan under which the Restricted Stock were granted). Except as set forth specifically herein, nothing in this Section 2.2(b) shall be construed to amend, alter, revise or change any other terms or conditions of the applicable Restricted Stock Agreements.

2.3 Other Employee Benefits

(a) Group Health Coverage. Effective as of the Termination Date, Metz, his spouse and his eligible dependents may elect to receive group health benefit coverage from PRIMEDIA as permitted pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), which coverage shall begin on the Termination Date and run through the period provided pursuant to COBRA. PRIMEDIA shall provide Metz with the required COBRA notice at such time as required under COBRA.

(b) Other Benefit Plans. Metz shall be entitled to all benefits that he has accrued or in which he has become vested under any tax-qualified retirement benefit plans maintained by PRIMEDIA in accordance with their terms.

2.4 Tax Withholding. PRIMEDIA may withhold from any amounts payable in cash under this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation. Metz acknowledges that, simultaneously with the vesting of the Restricted Stock on the Delayed Vesting Date, Metz may be required to make arrangements with PRIMEDIA prior to such date for the payment of any such taxes as may be required to be withheld in respect of such vesting.

3.	RELEASES; METZ REPRESENTATIONS

3. 1 General Release.

For and in consideration of the payment of the amounts and the provision of the benefits described in Section 2 of this Agreement, Metz hereby agrees to execute a release of all claims against the Beneficiaries in the form attached as Exhibit I hereto (the “General Release”) on the date of execution of this Agreement.

3.2 Metz’s Representations and Warranties.

Metz represents that he has carefully read and fully understands the terms of this Agreement, and that Metz has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Metz acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 2 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Metz further acknowledges, understands, and agrees that as of the Termination Date his employment with PRIMEDIA terminated, that the provisions of Section 2 of this Agreement are in lieu of any and all payments and benefits to which Metz may otherwise be entitled to receive pursuant to the Employment Letter Agreement, that Metz will not be reemployed by PRIMEDIA, and that Metz will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates. Metz understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

3.3 PRIMEDIA’s Representations and Warranties.

PRIMEDIA represents and warrants that, as of May 27, 2008, it is not aware of any claims that it has against Metz.

4.	WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with his or its legal counsel and that each knowingly and voluntarily waives his or its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

5.	NON-COMPETITION COVENANTS

5.1 Covenant Not to Compete and Not to Solicit. Metz shall not at any time during the eighteen month period following the Termination Date, directly or indirectly: (a) hire, seek to hire, solicit, encourage, induce or attempt to induce any person employed by PRIMEDIA at any time during the period of such person’s employment with PRIMEDIA to provide services to a person or entity other than PRIMEDIA or to terminate a relationship with PRIMEDIA; (b) whether in Metz’s own enterprise or venture or as an employee, officer, director, consultant or affiliate of any other entity, compete with PRIMEDIA in any business activity in which PRIMEDIA is engaged as of the date of this Agreement; or (c) encourage, assist, authorize or knowingly approve the taking of such actions by other persons or entities.

5.2 Specific Performance; Cessation of Payments and Benefits. Metz agrees and acknowledges that if PRIMEDIA’s remedies under Section 6 would be inadequate in the event of a breach or threatened breach of Section 5.1 above, PRIMEDIA shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond. Metz further agrees and understands that if Metz fails to cure any breach of Section 5.1 as soon as reasonably possible after written notice by PRIMEDIA to Metz that Metz has breached the provisions of Section 5.1 (which reasonable period of time shall be deemed to have expired ten business days after delivery of such notice to Metz (the “Cure Period”)): (a) in addition to any legal or equitable rights PRIMEDIA may have, PRIMEDIA shall have no further obligations to provide Metz with any payment or benefit provided for under this Agreement (including without limitation any obligation to make any payments or vest any Options or Restricted Stock provided for under Section 2 above); and (b) Metz shall be obligated to promptly return to PRIMEDIA all payments previously made by PRIMEDIA to Metz under this Agreement, and upon the expiration of the Cure Period, the Options, which vested pursuant to Section 2.2(a) above, and Restricted Stock, which vested pursuant to Section 2.2(b) above, shall immediately be cancelled without payment to Metz by PRIMEDIA in respect thereof (and Metz shall be required to pay to PRIMEDIA the fair market value (based on the closing trading price of the Stock on such date), of any shares of Stock acquired upon exercise of such Options, which vested pursuant to Section 2.2(a) above, and/or vesting of such Restricted Stock, which vested pursuant to Section 2.2(b) above, that Metz has sold or otherwise transferred prior to such date.

6.	GOVERNING LAW; RESOLUTION OF DISPUTES

6.1 Governing Law.

This Agreement and the General Release shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of Georgia, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of Georgia.

6.2 Resolution of Disputes

Any disagreement or controversy arising out of or relating to this Agreement (other than with respect to any injunction or order of specific performance obtained by the Company under Section 5 of this Agreement) shall be exclusively resolved by way of confidential arbitration. Either party may submit the disagreement or controversy to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), such arbitration to be conducted before a panel of three arbitrators, one selected by each of the parties hereto and the third by the two other arbitrators so selected. The arbitration shall be held in Atlanta, Georgia. The arbitrators shall be bound by the express terms of the Agreement. The award rendered in any such proceeding, which may include an award of attorneys’ fees, shall be made in writing and shall be final and binding on the parties, and judgment upon the award may be entered in any court having competent jurisdiction thereof. PRIMEDIA and Metz shall each pay half of all costs of the arbitrators; provided, however, that PRIMEDIA shall, within thirty (30) days after the date of arbitration panel’s decision, pay all such costs, as well as Metz’s attorneys’ fees, in the event that the arbitration panel determines that Metz has prevailed on a clear preponderance of the material issues in dispute in such arbitration.

7.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

8.	CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the General Release and have been provided the opportunity to review this Agreement and the General Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release. Instead, the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either patty.

9.	ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon Metz’s execution of this Agreement; provided, however, that PRIMEDIA’s obligation to make any of the payments provided for in Section 2.1 of this Agreement shall not become effective until the eighth (8th ) day following the date Metz executes this Agreement, so long as Metz has not then revoked the General Release.

10.	ENTIRE AGREEMENT; COUNTERPARTS

10.1 The Agreement and the General Release together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings, including the Employment Letter Agreement (except to the extent provided in Section 2.2 herein regarding the Option Agreements and Restricted Stock Agreements) between the parties hereto pertaining to the subject matter hereof.

10.2 This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement effective as of the date first above written.

PRIMEDIA Inc.

By:	/s/ KELLY BERGERON
Title: VP-HR

ROBERT METZ

/s/ ROBERT METZ

Dated: May 27- 08

Exhibit I

GENERAL RELEASE

Section 1. Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 2 of that certain Separation and Release Agreement dated as of April 25, 2008 by and between Robert Metz (“Metz”) and PRIMEDIA Inc. (“PRIMEDIA”) (the “Separation Agreement”), Metz hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Metz does hereby, fully and completely forever release the Beneficiaries (as such term is defined in the Separation Agreement) and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Metz or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Metz, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by Metz, including, without limitation, in connection with or in relationship to Metz’s employment or other service relationship with PRIMEDIA, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with PRIMEDIA (including, without limitation, the Employment Letter Agreement (as such term is defined in the Separation Agreement), any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce Metz’s rights or obligations under, or with respect to, the Separation Agreement; and provided further that such Released Claims shall not include any rights to indemnification that Metz may have from PRIMEDIA in connection with his service to PRIMEDIA through the Termination Date under PRIMEDIA’s articles of incorporation, bylaws or otherwise and any coverage that he may have under any directors and officers liability insurance policy maintained by PRIMEDIA.

Section 2. Waiver. Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Letter Agreement, other than those payments and benefits specifically provided for in Section 2 of the Separation Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, METZ WILL HAVE WAIVED ANY RIGHT METZ MAY HAVE HAD TO BRING A LAWSUIT OR MAKE

ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Section 3. Metz’s Representations and Warranties. Metz represents that he has read carefully and fully understands the terms of this General Release, and that Metz has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release. Metz acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 2 of the Separation Agreement, amid that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Separation Agreement or the General Release, other than those set forth in the Separation Agreement. Metz further acknowledges, understands, and agrees that his employment with PRIMEDIA has terminated, that the provisions of Section 2 of the Separation Agreement are in lieu of any and all payments and benefits to which Metz may otherwise be entitled to receive pursuant to the Employment Letter Agreement, that Metz will not be reemployed by PRIMEDIA, and that Metz will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates. Metz acknowledges that be has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and Metz understands that he will not receive any payments under the Separation Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release. To the extent Metz has executed this General Release within less than twenty-one (21) days after its delivery to him, Metz hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

Metz fully understands that this General Release is a legally binding document and that by signing this General Release Metz is prevented from filing, commencing or maintaining any action against any of the Company Releasees, other than to enforce his rights under the Separation Agreement as well as his rights as set forth in Section 2 above of this General Release.

This General Release is final and binding and may not be changed or modified, except by written agreement by both of PRIMEDIA and Metz.

Dated:	May 27 - 08	/s/ ROBERT C. METZ
ROBERT METZ